Luby’s Announces Second Quarter Fiscal 2008 Results
Total Revenue Grew Year Over Year
Same-Store Sales Declined 1.6%
New Restaurant Expected to Open in Port Arthur on March 27, 2008
Company Plans to Open 5 Additional New Restaurants in Calendar Year 2008

HOUSTON, TX – March 20, 2008 – Luby’s, Inc. (NYSE: LUB) today announced unaudited financial results for the second quarter of fiscal 2008, which ended on February 13, 2008.

Second Quarter Fiscal 2008 Highlights:
•  Total revenue increased to $72.6 million compared to $72.2 million in the second quarter fiscal 2007
•  Culinary contract services revenue increased to $1.7 million compared to $0.1 million in the secondquarter fiscal 2007
•  Added one new culinary service contract in Dallas, Texas
•  New prototype restaurant that opened in August, 2007 has continued to perform well and remains on paceto generate annual revenue inexcess of $3.25 million for its first year, an increase of 30%, compared tothe restaurant system per unit average revenue of  $2.5 million
•  Repurchased 500,000 shares of common stock on February 15, 2008, in a privately negotiated blocktrade at $9.50 per share

Total sales in the second quarter were $72.6 million, an increase of 0.6% compared to $72.2 million in the second quarter last year. Restaurant sales declined approximately $1.1 million, due primarily to declines in guest traffic partially offset by higher menu prices and more favorable menu mix. On a same-store basis, sales declined 1.6%. The decline in restaurant sales was more than offset by a $1.7 million increase in culinary contracts services sales.

“During the quarter we initiated construction development on new sites and hired additional staff to support these efforts. We invested approximately $6.9 million in capital expenditures, which included $1.5 million to upgrade our restaurant facilities including dining room updates, restroom remodels and the addition of new furniture in many of our restaurants. Our team remains committed to programs that are focused on customer service, menu innovation, food quality assurance and staff training and development. The long-term consistent execution of these programs is designed to enhance overall customer satisfaction and increase profitability,” said Chris Pappas, President and CEO.

“Our financial results in the second quarter were negatively impacted by the challenging restaurant operating environment, which included softer consumer demand and higher gasoline prices as well as increased commodity and labor costs that impacted margins during the quarter,” said Mr. Pappas. “However, despite the current macro-economic challenges, we remain confident that our long-term strategic plan to enhance and grow the Luby’s brand will optimize our competitive value proposition to the market and enhance shareholder value.”

Income from continuing operations in the second quarter was $354,000, or $0.01 per diluted share, compared to $2.1 million, or $0.08 per diluted share in the second quarter last year. Second quarter 2008 income from operations was reduced by approximately $0.03 per diluted share by the after tax impact of expenses related to the Company’s contested proxy election in January and a reduction in interest related to income taxes partially offset by a net gain on disposition of property and equipment.

Food costs in the second quarter as a percentage of restaurant sales were 28.1%, an increase of 1.0% compared to the second quarter last year. Food commodity costs increased in most categories with higher poultry, seafood, oils and grain costs having the greatest impact on food costs compared to the prior year.

Payroll and related costs in the second quarter as a percentage of restaurant sales were 34.5%, an increase of  0.8% compared to the second quarter last year. The increase was primarily due to higher store management and training costs partially offset by lower workers’ compensation expense, including the effects of reduced actuarial estimates of potential losses resulting from favorable claims expense.

Other operating expenses in the second quarter as a percentage of restaurant sales were 21.9%, a decrease of 0.7% compared to the second quarter last year. Other operating expenses decreased primarily due to 1) an approximate $1.0 million reduction in marketing and advertising expense due to the Company’s use of a mix of lower cost marketing mediums in geographically consolidated markets; and 2) an approximate $0.3 million reduction in insurance expense which included the effect of reduced estimates of potential losses from general liability claims. These favorable expense items were offset by approximately $0.6 million increase compared to last year for higher repairs and maintenance expense associated with efforts to further improve the appearance of restaurants.

Cost of culinary contract services in the second quarter increased approximately $1.4 million compared to the second quarter last year. This increase was related to the food, labor, and other operating expenses associated with the increase in revenue for this line of business.

General and administrative expenses in the second quarter fiscal 2008 as a percentage of total sales were 9.5% compared to 6.9% last year. The increase was primarily due to 1) an approximate $0.5 million increase in corporate salary expense related to staffing costs supporting our culinary services initiative to provide services at healthcare facilities and other departments to support our strategic growth plan; and 2) an approximate $1.1 million increase in professional service fees primarily related to costs incurred in connection with the proxy contest in the second quarter of 2008.

Company Outlook
The Company expects to open one new restaurant on March 27, 2008, one replacement restaurant in May and five additional new restaurants in calendar 2008.

Conference Call
The company will host a conference call today at 4:00 p.m. Central Time, March 20, 2008, to discuss second quarter fiscal 2008 results. To access the call live, dial 866-383-8108 and use the participant pin code, Lubys (58297), at least 10 minutes prior to the start time, or listen live over the Internet by logging on to www.lubys.com.

About Luby’s
Luby’s operates 122 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.

Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended		Two Quarters Ended
	February 13,	February 14,	February 13,	February 14,
	2008	2007	2008	2007
	(84 days)	(84 days)	(168 days)	(168 days)

SALES
Restaurant sales	$70,972	$72,101	$142,606	$145,759
Culinary contract services	1,668	97	3,396	126
TOTAL SALES	72,640	72,198	146,002	145,885
COSTS AND EXPENSES:
Cost of food	19,938	19,541	39,595	39,339
Payroll and related costs	24,495	24,300	48,934	49,604
Other operating expenses	15,575	16,262	31,282	33,076
Cost of culinary contract services	1,500	116	3,078	166
Depreciation and amortization	4,004	3,570	7,960	7,155
General and administrative expenses	6,888	4,981	12,856	10,023
Provision for (reversal of) asset impairments	—	190	717	190
Net loss (gain) on disposition of property and equipment	(222)	312	94	494
Total costs and expenses	72,178	69,272	144,516	140,047
INCOME FROM OPERATIONS	462	2,926	1,486	5,838
Interest income	375	242	673	412
Interest expense	(49)	(199)	(100)	(391)
Interest related to income taxes	(578)	—	1,319	—
Other income, net	229	198	412	409
Income before income taxes and discontinued operations	439	3,167	3,790	6,268
Provision (benefit) for income taxes	85	1,114	(1,409)	2,209
Income from continuing operations	354	2,053	5,199	4,059
Discontinued operations, net of income taxes	(68)	(171)	(142)	(262)
NET INCOME	$286	$1,882	$5,057	$3,797
Income per share - from continuing operations
- basic	$0.01	$0.08	$0.19	$0.16
- assuming dilution	0.01	0.08	0.19	0.15
Loss per share - from discontinued operations
- basic	$—	$(0.01)	$(0.01)	$(0.01)
- assuming dilution	—	(0.01)	(0.01)	(0.01)
Net income per share
- basic	$0.01	$0.07	$0.18	$0.15
- assuming dilution	0.01	0.07	0.18	0.14
Weighted average shares outstanding:
- basic	28,408	26,101	27,645	26,090
- assuming dilution	28,518	27,238	28,057	27,170

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales.  Percentages may not add due to rounding.

	Quarter Ended		Two Quarters Ended
	February 13,	February 14,	February 13,	February 14,
	2008	2007	2008	2007
	(84 days)	(84 days)	(168 days)	(168 days)

Restaurant sales	97.7%	99.9%	97.7%	99.9%
Culinary contract services	2.3%	0.1%	2.3%	0.1%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.1%	27.1%	27.8%	27.0%
Payroll and related costs	34.5%	33.7%	34.3%	34.0%
Other operating expenses	21.9%	22.6%	21.9%	22.7%
Store level profit	15.5%	16.6%	16.0%	16.3%

(As a percentage of total sales)
General and administrative expenses	9.5%	6.9%	8.8%	6.9%
INCOME FROM OPERATIONS	0.6%	4.1%	1.0%	4.0%

Consolidated Balance Sheets
(In thousands except share data)

	February 13,	August 29,
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$17,996	$17,514
Short-term investments	17,650	8,600
Trade accounts and other receivables, net	2,827	1,657
Food and supply inventories	2,876	2,574
Prepaid expenses	1,341	1,398
Deferred income taxes	548	624
Total current assets	43,238	32,367
Property and equipment, net	185,049	185,983
Property held for sale	5,411	736
Other assets	457	548
Total assets	$234,155	$219,634

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,173	$12,882
Accrued expenses and other liabilities	17,353	21,400
Total current liabilities	31,526	34,282
Other liabilities	7,925	7,088
Total liabilities	39,451	41,370
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,410,996 and 27,835,901, respectively; Shares outstanding were 28,410,996 and 26,159,498, respectively	9,091	8,907
Paid-in capital	19,603	43,514
Retained earnings	166,010	161,447
Less cost of treasury stock, zero and 1,676,403 shares, respectively	—	(35,604)
Total shareholders' equity	194,704	178,264
Total liabilities and shareholders' equity	$234,155	$219,634

Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Two Quarters Ended
	February 13,	February 14,
	2008	2007
	(168 days)	(168 days)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,057	$3,797
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (reversal of) asset impairments, net of gains and losses on property sales	811	908
Depreciation and amortization	7,960	7,155
Amortization of debt issuance cost	21	215
Non-cash compensation expense	113	109
Share-based compensation expense	559	429
Interest related to income taxes	(1,319)	—
Deferred tax provision (benefit)	(931)	1,964
Cash provided by operating activities before changes in operating assets and liabilities	12,271	14,577
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables	(978)	1,045
Increase in food and supply inventories	(302)	(53)
(Increase) decrease in prepaid expenses and other assets	127	(105)
Decrease in accounts payable, accrued expenses and other liabilities	(292)	(653)
Net cash provided by operating activities	10,826	14,811
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption or maturity of short-term investments	16,600	6,399
Purchases of short-term investments	(25,650)	(20,395)
Proceeds from disposal of assets	2,300	70
Purchases of property and equipment	(14,799)	(6,643)
Net cash used in investing activities	(21,549)	(20,569)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received on exercise of stock options	11,205	313
Net cash provided by financing activities	11,205	313
Net increase (decrease) in cash and cash equivalents	482	(5,445)
Cash and cash equivalents at beginning of period	17,514	9,715
Cash and cash equivalents at end of period	$17,996	$4,270
Cash paid for:
Income taxes	$302	$167
Interest	56	76

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. Any statements made in this news release and in such oral and written communications other than historical statements, including statements regarding the expected financial performance of the Company’s prototype restaurant, the execution of the Company’s strategic plan, and future openings of new or replacement restaurants are forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in the Company’s periodic reports on Form 10-K and Form 10-Q.
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